EXHIBIT NO.       10.01:  XTOOL ACQUISITION CONTRACT

                                    CONTRACT

This contract sets forth the principal terms and conditions with respect to the purchase of XTOOL, INC. ("XTool"), a Utah Corporation, by CRYOCON, INC. ("Cryocon"), a Colorado Corporation. This contract represents a binding Agreement between the parties.

1. Acquisition - Effective March 30, 2001, Cryocon hereby acquires XTool as a wholly owned subsidiary (Division) of Cryocon through an exchange of stock between Cryocon and the shareholders of XTool. XTool shareholders will surrender all of the issued and outstanding stock, and XTool agrees to retire the remaining unissued stock in exchange for 250,000 shares of Cryocon's common shares. It is understood by XTool that the shares issued will be 144 restricted shares and subject to trading restrictions as provided for in The Securities and Exchange Act of 1933.

2. Capitalization - Cryocon will commit a minimum of $250,000 of capital contribution to the new XTool Division, said financing to be commenced between April 10th and April 16th, 2001.

3.       Officers of XTool - The Officers of XTool will be as follows:
         -----------------

              President of XTool                              Miles Pierson
              VP., Marketing Petroleum                        Herschel Hill
              VP., Product Development & Design               Paul Anthony
              VP., Construction                               Doyle Talbert

4. Operations - The XTool Division will have support under the Cryocon corporate umbrella for accounting, marketing, human resources, public relations, corporate legal , research and development, physical facilities and other support as appropriate and necessary.

5. Stock Options - It addition to other compensation, each officer of XTool will receive stock options in the amount of 100,000 shares. The options will vest 50,000 shares on the anniversary of this Agreement for two years. The Exercise price shall be as follows: for the first vesting, the exercise price shall be $1.50 per share. For the second and final vesting the exercise price shall be set at 80% of the average stock price for the month of December preceding the date of vesting. Formal Option Agreements shall be provided each officer at a later date.

6. Compensation of XTool Executives/Employees - XTool executives and employees will be paid salaries according to an approved budget plus a bonus of 4% of the net XTool Division profits for net profits generated between $0 to THREE MILLION DOLLARS ($3,000,000.00). 6% of the net XTool Division profits will be paid for all cumulative net profits earned if the total net profits of the XTool Division exceeds THREE MILLION DOLLARS ($3,000,000.00). Bonuses will be paid annually less appropriate withholdings for taxes.

7. Employment Agreements - XTool's executive officers and employees shall enter into an Employment and Confidentiality and Invention Assignment Agreement with Cryocon upon terms and conditions as may be agreed to by and between the parties.

8. Authority to Bind Parties - Each signatory hereby represents that they have the authority to bind their respective entities and/or have received the consent of any Board or party necessary to bind their respective entities.

Dated this 30th day of March, 2001



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____________/S/________________________
J. BRIAN MORRISON
Chairman, CEO
Cryocon, Inc.



___________/S/_________________________
MILES PIERSON
President, XTools, Inc.



__________/S/___________________________
PAUL ANTHONY
VP., XTools, Inc.



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